Exhibit 16.1

July 3, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 3, 2023, of The Greenrose Holding Company Inc., and are in agreement with the statements contained therein. We have no basis to agree or disagree with the other statements contained in the above referenced Form 8-K.

/s/ Macias Gini & O’Connell LLP